Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2007 Q2 RESULTS
Chicago, Illinois, August 2, 2007 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended June 30, 2007. The Company also confirmed its prior full year guidance and provided revenue and earnings guidance for the third quarter ending September 30, 2007.
SECOND QUARTER RESULTS
Net revenues for the 2007 second quarter were $31.8 million, compared to the 2006 second quarter net revenues of $25.9 million and ahead of prior guidance of approximately $29 million. The 2007 second quarter net loss was $14.3 million, or a loss of $0.16 per basic and diluted share, compared with a 2006 second quarter net loss of $31.0 million, or a loss of $0.34 per basic and diluted share.
On a non-GAAP basis, excluding the impact of stock-option expenses and certain non-cash items, the 2007 second quarter loss was $11.0 million or a loss of $0.12 per basic and diluted share, compared to the Company’s previous non-GAAP guidance of a loss of approximately $0.14 per basic and diluted share. For the 2006 second quarter, on a non-GAAP basis, the Company had a loss of $29.9 million, or a loss of $0.33 per basic and diluted share. A reconciliation of non-GAAP results to GAAP results is provided at the end of this press release.
Other recent operating highlights include:
•	Midway launched in North America The Lord of the Rings Online: Shadows of Angmar for PC, and worldwide Mortal Kombat: Armageddon for the Wii, Hour of Victory for the Xbox 360, Hot Brain for the PSP, and Touchmaster for the Nintendo DS.
•	Several of Midway’s games shown at this year’s E3 Media & Business Summit received awards and critical praise including Stranglehold with first runner up for IGN’s “Best Action Game,” Unreal Tournament 3 with runner up for IGN’s “Best Graphics Technology” and “PS3 Best First Person Shooter,” and finalist for GameSpot’s “Best Shooter,” as well as multiple other accolades and nominations.
•	Midway, in conjunction with developer Epic Games, Inc., and Sony Computer Entertainment America, announced that the highly anticipated and award-winning Unreal Tournament 3 will be exclusive to the PlayStation 3 and PC in 2007. Unreal Tournament 3 will also be the first console game to feature robust user generated content including multiplayer maps, custom game modes and much more.

•	Midway also announced upcoming Nintendo exclusives including Cruis’n and Game Party for Wii; and Ultimate Mortal Kombat, The Bee Game, and Foster’s Home for Imaginary Friends for Nintendo DS.
David F. Zucker, president and chief executive officer, commented, “In addition to successful second quarter launches including The Lord of the Rings Online and Mortal Kombat: Armageddon for the Wii, we continued to extend our casual games business. Along with Touchmaster brought to the Nintendo DS and Hot Brain for the PSP, we released six of our classic titles on the PlayStation Online Store, and we have become one of the top sellers of classic arcade games on Microsoft’s Xbox Live Arcade.”
OUTLOOK
During the third quarter, the Company expects to release worldwide Stranglehold for the PS3, Xbox 360, and PC, and Hour of Victory for PC; MYST for the Nintendo DS in Europe; and Big Buck Hunter for the PC in North America. For the third quarter ending September 30, 2007, Midway expects the following:
•	Net revenues of approximately $50 million, with a net loss of approximately $0.23 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a third quarter loss of approximately $0.17 per basic and diluted share, which excludes approximately:
•	$0.01 of stock option expense and deferred income tax expense related to goodwill, and

•	$0.05 of non-cash convertible debt interest expense.
For the year ending December 31, 2007, Midway’s full year outlook remains unchanged:
•	Net revenues are expected to grow approximately 36% to $225 million with a net loss of approximately $0.44 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a loss of approximately $0.27 per basic and diluted share, which excludes approximately:
•	$0.02 of stock option expense,

•	$0.13 of non-cash convertible debt interest expense, and

•	$0.02 of deferred income tax expense related to goodwill.
Mr. Zucker concluded, “The response to our 2007 line-up at E3 was overwhelmingly positive, and we believe this sets the stage for our upcoming releases of Stranglehold, BlackSite: Area 51, and Unreal Tournament 3, as well as our other titles for the remainder of this year. We are at the culmination of the first part of our next generation strategy, and we are very excited to show the market the fruits of our labors starting with Stranglehold.”
NON-GAAP FINANCIAL MEASURES
Midway has included non-GAAP financial measures in its quarterly results and 2007 outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share.

Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results. These non-GAAP financial measures exclude the following items:
Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 1, 2006, in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies this component of compensation expense that does not require cash outlay.
Non-cash convertible debt interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion prices of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for a more direct comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes. This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets. Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed appropriate.
In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 10:00 A.M. EDT today, Thursday, August 2, 2007. The conference call number is (866) 271-5140 or (617) 213-8893 (international callers). The passcode for the call is 48396825. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until August 9th by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 85745153. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
— tables follow —

Midway Games Inc., 8/2/07	page 5
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues	$31,801	$25,922	$42,871	$41,318

Cost of sales:
Product costs and distribution	11,075	10,289	17,669	17,859
Royalties and product development	9,748	17,009	12,446	24,124

Total cost of sales	20,823	27,298	30,115	41,983

Gross profit (loss)	10,978	(1,376)	12,756	(665)

Research and development expense	6,399	10,715	14,005	21,377
Selling and marketing expense	8,806	12,937	15,001	19,390
Administrative expense	5,189	5,446	10,936	10,792
Restructuring and other charges (benefits)	0	(161)	(783)	(161)

Operating loss	(9,416)	(30,313)	(26,403)	(52,063)
Interest income	633	1,143	1,577	2,138
Interest expense	(5,602)	(2,192)	(9,170)	(3,883)
Other income, net	481	782	841	976

Loss before income taxes	(13,904)	(30,580)	(33,155)	(52,832)
Provision for income taxes	401	427	964	774

Net loss	$(14,305)	$(31,007)	$(34,119)	$(53,606)

Loss per share of common stock:
Basic and diluted	$(0.16)	$(0.34)	$(0.37)	$(0.59)

Weighted average number of shares outstanding:
Basic and diluted	91,103	90,651	91,051	90,531

— balance sheet follows —

Midway Games Inc., 8/2/07	page 6
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$57,301	$73,422
Receivables, net	19,384	51,366
Inventories	3,007	2,891
Capitalized product development costs	72,774	35,213
Prepaid expenses and other current assets	10,964	12,792

Total current assets	163,430	175,684
Capitalized product development costs	758	6,400
Property and equipment, net	20,789	20,407
Goodwill	41,311	41,273
Other assets	9,578	10,297

Total assets	$235,866	$254,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,240	$7,864
Accrued compensation and related benefits	5,790	4,541
Accrued royalties	5,164	8,097
Accrued selling and marketing	3,037	4,935
Deferred revenue	3,845	2,000
Current portion of long-term debt and revolving line of credit	1,983	3,333
Other accrued liabilities	13,915	15,164

Total current liabilities	41,974	45,934

Convertible senior notes, less unamortized discount	98,964	142,010
Long-term debt	18,167	3,611
Deferred income taxes	10,059	9,402
Other noncurrent liabilities	830	397

Stockholders’ equity:
Common stock	925	925
Additional paid-in capital	491,828	444,115
Accumulated deficit	(415,001)	(380,882)
Accumulated translation adjustment	(2,100)	(1,671)
Treasury stock	(9,780)	(9,780)

Total stockholders’ equity	65,872	52,707

Total liabilities and stockholders’ equity	$235,866	$254,061

— supplemental data follows —

Midway Games Inc., 8/2/07	page 7
MIDWAY GAMES INC.
Consolidated Non-GAAP Operating Results
(In thousands, except per share amounts)
(unaudited)
The following table reconciles Midway’s net loss and basic and diluted loss per share as presented in its Consolidated Statements of Operations as prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America with its non-GAAP loss and non-GAAP basic and diluted loss per share. Midway’s non-GAAP loss and non-GAAP basic and diluted loss per share exclude stock option expense, convertible debt non-cash interest expense, and deferred tax expense related to goodwill.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net loss	$(14,305)	$(31,007)	$(34,119)	$(53,606)
Stock option expense (1)	415	798	1,168	1,587
Convertible debt non-cash interest expense	2,517	24	3,004	24
Deferred tax expense related to goodwill	329	328	657	656

Non-GAAP loss	$(11,044)	$(29,857)	$(29,290)	$(51,339)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Basic and diluted loss per share of common stock	$(0.16)	$(0.34)	$(0.37)	$(0.59)
Stock option expense (1)	0.01	0.01	0.01	0.02
Convertible debt non-cash interest expense	0.03	0.00	0.03	0.00
Deferred tax expense related to goodwill	0.00	0.00	0.01	0.00

Non-GAAP basic and diluted loss per share of common stock	$(0.12)	$(0.33)	$(0.32)	$(0.57)

(1)	Excludes stock option costs capitalized as product development costs.

Midway Games Inc., 8/2/07	page 8
MIDWAY GAMES INC.
Net Revenues by Platform
(In thousands)

	Three Months
	Ended June 30,
	2007		2006

Microsoft Xbox 360	$7,094	22.3%	$—	0.0%
Nintendo Wii	6,323	19.9%	—	0.0%
Sony PlayStation 2	3,065	9.6%	13,835	53.4%
Microsoft Xbox	306	1.0%	1,327	5.1%
Nintendo GameCube	231	0.7%	1,864	7.2%
Sony PlayStation Portable	1,343	4.2%	2,144	8.3%
Nintendo DS	2,195	6.9%	—	0.0%
Nintendo Game Boy Advance	468	1.5%	41	0.2%
Personal Computer	10,026	31.5%	4,978	19.2%
Royalties and other	750	2.4%	1,733	6.6%

Total	$31,801	100.0%	$25,922	100.0%

	Six Months
	Ended June 30,
	2007		2006

Microsoft Xbox 360	$7,889	18.4%	$—	0.0%
Nintendo Wii	7,991	18.6%	—	0.0%
Sony PlayStation 2	7,025	16.4%	20,758	50.2%
Microsoft Xbox	785	1.8%	5,607	13.6%
Nintendo GameCube	738	1.7%	2,195	5.3%
Sony PlayStation Portable	1,540	3.6%	4,011	9.7%
Nintendo DS	3,536	8.2%	—	0.0%
Nintendo Game Boy Advance	1,239	2.9%	233	0.6%
Personal Computer	10,136	23.6%	5,452	13.2%
Royalties and other	1,992	4.8%	3,062	7.4%

Total	$42,871	100.0%	$41,318	100.0%

Midway Games Inc., 8/2/07	page 9
MIDWAY GAMES INC.
Net Revenues by Geography
(In thousands)

	Three Months
	Ended June 30,
	2007		2006

North America	$23,025	72.4%	$19,836	76.5%
International	8,776	27.6%	6,086	23.5%

Total	$31,801	100.0%	$25,922	100.0%

	Six Months
	Ended June 30,
	2007		2006

North America	$29,978	69.9%	$31,302	75.8%
International	12,893	30.1%	10,016	24.2%

Total	$42,871	100.0%	$41,318	100.0%

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